EXHIBIT 18.1
December 15, 2006
To the Board of Directors of
Avanir Pharmaceuticals
11388 Sorrento Valley Road
Suite 200
San Diego, CA 92121
Dear Sirs/Madams:
We have audited the consolidated financial statements of Avanir Pharmaceuticals and subsidiaries (the “Company”) as of September 30, 2006 and 2005, and for each of the three years in the period ended September 30, 2006, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated December 15, 2006, which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-based Payment, and for the change in method of accounting for certain patent related costs. Note 3 to such financial statements contains a description of your change in method of accounting during the year ended September 30, 2006, from capitalizing external legal costs associated with the application of patents to expensing such costs as incurred. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.
Yours truly,

/s/ DELOITTE & TOUCHE LLP